Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

by and between

FORTIVE CORPORATION

And

VONTIER CORPORATION

Dated as of October 8, 2020

i

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of October 8, 2020, is entered into by and between Fortive Corporation, a Delaware corporation (“Fortive”), and Vontier Corporation, a Delaware corporation and a wholly owned subsidiary of Fortive (“Vontier”). “Party” or “Parties” means Fortive or Vontier, individually or collectively, as the case may be. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation Agreement, shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Fortive, acting through its direct and indirect Subsidiaries, currently conducts the Fortive Retained Business and the Vontier Business;

WHEREAS, the Board of Directors of Fortive (the “Board”) has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to separate Fortive into two separate, publicly traded companies, one for each of (i) the Fortive Retained Business, which shall be owned and conducted, directly or indirectly, by Fortive and its Subsidiaries (other than Vontier and its Subsidiaries) and (ii) the Vontier Business, which shall be owned and conducted, directly or indirectly, by Vontier and its Subsidiaries, in the manner contemplated by the Separation and Distribution Agreement by and between the Parties, dated as of October 8, 2020 (the “Separation Agreement”);

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Distribution;

WHEREAS, pursuant to the Separation Agreement, Fortive and Vontier have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Accrued Incentive Amount” shall mean the aggregate amount accrued by Fortive in respect of Vontier Employees under any cash incentive compensation and sales commission programs applicable to such Vontier Employees and unpaid as of the date on which the employment or services of such Vontier Employees are transferred to Vontier.

(2) “Agreement” shall have the meaning set forth in the Preamble.

(3) “Automatic Transfer Employees” shall mean any Vontier Employee, where local employment Laws, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Vontier Group by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement.

(4) “Benefit Arrangement” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(5) “Board” shall have the meaning set forth in the Recitals.

(6) “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of Vontier Employees, including all national or sector specific collective agreements which are applicable to Vontier Employees, in each case in effect immediately prior to the date on which the applicable Vontier Employees become employed by a member of the Vontier Group, that set forth terms and conditions of employment of Vontier Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(7) “Delayed Transfer Fortive Employee” shall mean any Fortive Employee whose employment is determined by Fortive to not be eligible to be transferred from a member of the Vontier Group to a member of the Fortive Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up Fortive Business operations in a particular jurisdiction sufficient to employ such Fortive Employee.

(8) “Delayed Transfer Date” shall mean the date on which it is determined by Fortive that either (i) a Delayed Transfer Vontier Employee or Delayed Transfer Fortive Employee is permitted to transfer from the Fortive Group to the Vontier Group or from the Vontier Group to the Fortive Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Vontier Employee or Fortive Employee by the Vontier Group or Fortive Group, as applicable.

(9) “Delayed Transfer Vontier Employee” shall mean any Vontier Employee whose employment is determined by Fortive to not be eligible to be transferred to a member of the Vontier Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up Vontier Business operations in a particular jurisdiction sufficient to employ such Vontier Employee.

(10) “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Vontier Employees.

(11) “Equity Award Adjustment Ratio” shall mean the adjustment ratio adopted by the Fortive Board or the Compensation Committee of the Fortive Board in its sole and absolute discretion for purposes of making equitable adjustments to the awards held by Vontier Employees under the Fortive Stock Plan.

(12) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(13) “Foreign Retirement Plans” shall mean the Gilbarco Superannuation Fund (Australia), the Pension Plan for Employees of Gilbarco Canada Corporation, the Internal Gilbarco Retirement Plan (Germany) and the Gilbarco (Trattamento di fine Rapporto “TFR”) (Italy).

(14) “Former Vontier Service Provider” shall mean (i) any individual who would qualify as a Vontier Employee or Vontier Independent Contractor, but whose employment or service with Fortive or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to Vontier pursuant to this Agreement, (ii) any former employee, independent contractor or consultant of Fortive or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in a Vontier Former Business (A) at the time either (x) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Vontier Group or the Fortive Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such Vontier Former Business and (iii) any individual who is currently employed by Fortive or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in the Vontier Business, but whose employment was transferred to a member of the Fortive Group that is not a part of the Vontier Business prior to the date on which such individual’s employment or service would otherwise have transferred to Vontier pursuant to this Agreement, but in such case only to the extent relating to his or her service with the Vontier Business.

(15) “Fortive” shall have the meaning set forth in the Preamble.

(16) “Fortive Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Fortive Group.

(17) “Fortive EDIP” shall mean the Fortive Corporation & Subsidiaries Executive Deferred Incentive Program, as amended.

(18) “Fortive Employee” shall mean each employee of Fortive or any of its Subsidiaries or Affiliates who does not qualify as a Vontier Employee.

(19) “Fortive Option” shall mean an option to purchase shares of Fortive Common Stock granted pursuant to the Fortive Stock Plan.

(20) “Fortive Stock Plan” shall mean the Fortive Corporation 2016 Stock Incentive Plan, as Amended and Restated.

(21) “Fortive Time-Based Restricted Stock Unit” shall mean an award granted by Fortive pursuant to the Fortive Stock Plan, as amended and restated, that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and as of the Distribution Date vests solely based on the continued employment or service of the recipient.

(22) “Fortive U.S. Savings Plans” shall mean (i) the Fortive Retirement Savings Plan, (ii) the Fortive Union Retirement Savings Plan and (iii) any other defined contribution retirement plan maintained by Fortive or any of its Affiliates (other than a member of the Vontier Group) that is intended to be qualified under Section 401(a) of the Code.

(23) “Fortive Welfare Plans” shall mean any Welfare Plan maintained by Fortive or any member of the Fortive Group.

(24) “Gilbarco SERP” shall mean the Gilbarco Inc. Supplemental Retirement Plan for Salaried Employees.

(25) “Non-Automatic Transfer Employees” shall mean any Vontier Employee who is not an Automatic Transfer Employee.

(26) “Non-U.S. Plans” shall have the meaning set forth in Section 3.5.

(27) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(28) “Plan Transition Date” shall mean the date that is the earlier to occur of (i) the Distribution Date or (ii) such earlier date as agreed between the Parties.

(29) “Separation Agreement” shall have the meaning set forth in the Recitals.

(30) “Transfer Regulations” shall mean (i) all Laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (ii) any similar Laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

(31) “Vontier” shall have the meaning set forth in the Preamble.

(32) “Vontier Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Vontier Group.

(33) “Vontier EDIP” shall have the meaning set forth in Section 3.4(a).

(34) “Vontier Employee” shall mean each individual who is employed by Fortive or any of its Subsidiaries or Affiliates as of the date on which Fortive determines to transfer the employment of applicable individuals to Vontier and who Fortive determines as of such date is either (i) exclusively or primarily engaged in the Vontier Business or (ii) necessary for the ongoing operation of the Vontier Business following the Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

(35) “Vontier Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by Fortive or any of its Subsidiaries or Affiliates as of the date on which Fortive determines to transfer the contracts of service of applicable individuals to Vontier and who Fortive determines as of such date is either (i) exclusively or primarily engaged in the Vontier Business or (ii) necessary for the ongoing operation of the Vontier Business following the Effective Time.

(36) “Vontier Option” shall have the meaning set forth in Section 4.1.

(37) “Vontier Stock Plan” shall have the meaning set forth in Section 4.3.

(38) “Vontier Time-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

(39) “Vontier U.S. Savings Plans” shall have the meaning set forth in Section 3.2(a).

(40) “Vontier Welfare Plans” shall mean any Welfare Plan maintained by Vontier or any member of the Vontier Group.

(41) “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Fortive” shall also be deemed to refer to the applicable member of the Fortive Group, references to “Vontier” shall also be deemed to refer to the applicable member of the Vontier Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Fortive or Vontier shall be deemed to require Fortive or Vontier, as the case may be, to cause the applicable members of the Fortive Group or the Vontier Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the Fortive Group under this Agreement shall be Fortive Retained Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the Vontier Group under this Agreement shall be Vontier Liabilities for purposes of the Separation Agreement.

Section 2.2 Transfers of Employees and Independent Contractors Generally.

(a) Subject to the requirements of applicable Law, through and until immediately before the Effective Time, Fortive shall use its reasonable best efforts to (i) cause the employment of any Vontier Employee and the contract of services of any Vontier Independent Contractor to be transferred to a member of the Vontier Group and (ii) cause the employment of any Fortive Employee who is employed by a member of the Vontier Group and the contract of services between any independent contractor or consultant that does not qualify as a Vontier Independent Contractor and a member of the Vontier Group to be transferred to a member of the Fortive Group.

(b) Fortive shall use its reasonable best efforts to cause each Automatic Transfer Employee to be employed by a member of the Vontier Group no later than the Effective Time in accordance with applicable Law, or as of the applicable Delayed Transfer Date, if applicable, and Vontier agrees to take all actions reasonably necessary to cause the Vontier Employees to be so employed. If an Automatic Transfer Employee objects to the transfer of employment to a member of the Vontier Group as permitted under applicable law and consequently does not become an employee of the Vontier Group and is terminated by Fortive as a result, then Vontier shall reimburse Fortive in accordance with Section 2.3(c) for any severance or termination costs incurred by Fortive in connection with such termination of employment.

(c) Vontier shall make a qualifying offer of employment in accordance with Section 2.4 to each Non-Automatic Transfer Employee prior to the Effective Time to become employed by a member of the Vontier Group effective as of no later than the Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that (i) if Vontier fails to make such a qualifying offer of employment to a Non-Automatic Transfer Employee or (ii) such Non-Automatic Transfer Employee does not accept such qualifying offer of employment, and in each case such Non-Automatic Transfer does not become employed by Vontier and is terminated by Fortive as a result, then Vontier shall reimburse Fortive in accordance with Section 2.3(c) for any severance or termination costs incurred by Fortive in connection with such termination of employment.

(d) The Fortive Group and Vontier Group agree to execute, and to seek to have the applicable Vontier Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) Except as pursuant to this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Fortive shall, or shall cause one or more members of the Fortive Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Fortive Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Fortive Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Fortive Group under this Agreement.

(b) Except as pursuant to this Agreement, in connection with the Internal Reorganization and the Contribution, or, if applicable, from and after the Effective Time, Vontier shall, or shall cause one or more members of the Vontier Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Vontier Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Vontier Employees, Former Vontier Service Providers and Vontier Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Vontier Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d) Notwithstanding that a Delayed Transfer Vontier Employee or Delayed Transfer Fortive Employee shall not become employed by a member of the Vontier Group or Fortive Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) Vontier or Fortive shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by Fortive or Vontier, respectively, with regard to each such Delayed Transfer Vontier Employee or Delayed Transfer Fortive Employee from the Effective Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Vontier Employees and Delayed Transfer Fortive Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.

(e) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Vontier shall, or shall cause one or more members of the Vontier Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to Vontier or a member of the Vontier Group or included on a combined balance sheet of the Vontier Business or whether any such accruals are sufficient to cover such Liabilities.

Section 2.4 Treatment of Compensation and Benefit Arrangements; Terms of Employment. Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, or (ii) expressly provided for in this Agreement, for a period of twelve (12) months following the Distribution Date (or if shorter, during the period of employment), Vontier shall, or shall cause a member of the Vontier Group to provide or cause to be provided to each Vontier Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Vontier Employee immediately prior to the Effective Time, (B) subject to Section 5.1, a cash incentive or sales commission opportunity no less favorable than the cash incentive or sales commission opportunity in effect for such Vontier Employee, if any, immediately prior to the Effective Time, and (C) health, welfare and retirement benefits that are substantially similar to those provided to such Vontier Employee as a participant in any Fortive Benefit Arrangement. Notwithstanding the foregoing and except as otherwise set forth in Section 3.4 or Article IV, nothing contained in this Agreement shall require Vontier to make any grants of equity awards relating to shares of Vontier Common Stock to Vontier Employees following the Effective Time.

Section 2.5 Participation in Fortive Benefit Arrangements. Except as provided in this Agreement or the Transition Services Agreement, effective no later than the Plan Transition Date, (i) Vontier and each member of the Vontier Group, to the extent applicable, shall cease to be a participating company in any Fortive Benefit Arrangement and (ii) each Vontier Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Fortive Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Fortive Group pursuant to this Agreement).

Section 2.6 Service Recognition.

(a) From and after the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, Vontier shall, and shall cause each member of the Vontier Group to, give each Vontier Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any Vontier Benefit Arrangement for such Vontier Employee’s prior service with any member of the Fortive Group or Vontier Group or any predecessor thereto, to the same extent such service was recognized by the applicable Fortive Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date: (i) Vontier shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Vontier Employee under any Vontier Welfare Plan in which Vontier Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Fortive Welfare Plan, and (ii) Vontier shall provide or cause each Vontier Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Vontier Employees become eligible to participate in the Vontier Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.7 Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, Fortive and Vontier shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Vontier or a member of the Vontier Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Vontier Group) in respect of any Vontier Employees and any Employee Representatives.

(b) Effective no later than the Effective Time, Vontier shall, or shall cause a member of the Vontier Group to, continue to maintain or to assume and honor, to the extent required by applicable Law, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Vontier Employee’s employment by the Vontier Group) that are applicable to any Vontier Employee.

(c) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Fortive Group or the Vontier Group to any Employee Representative or any other Person as described in such agreement.

Section 2.8 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Vontier or Fortive Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

Section 2.9 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local law or legal requirement addressing mass employment separations.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Health and Welfare Benefit Plans.

(a) (i) Effective as of the Plan Transition Date, the participation of each Vontier Employee who is a participant in a Fortive Welfare Plan shall automatically cease and (ii) Vontier shall or shall cause a member of the Vontier Group (A) to have in effect, no later than the Business Day immediately prior to the Plan Transition Date, Vontier Welfare Plans providing health and welfare benefits for the benefit of each Vontier Employee with terms that are substantially similar to those provided to the applicable Vontier Employee immediately prior to the date on which such Vontier Welfare Plans become effective; and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Vontier Employees or Former Vontier Service Providers, including but not limited to any claims incurred under any Fortive Welfare Plan on or prior to the date on which such Vontier Welfare Plans become effective, that remain unpaid as of the date on which such Vontier Welfare Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.

(b) The applicable member of the Vontier Group shall reimburse the applicable Fortive Welfare Plan for any claims related to Vontier Employees or Former Vontier Service Providers paid by a Fortive Welfare Plan (whether prior to or after the Effective Time) and not charged back to the appropriate and applicable member of the Vontier Group prior to the Plan Transition Date.

(c) Notwithstanding anything to the contrary in this Section 3.1, Vontier Employees will continue to be considered to be “participants” in any Fortive Welfare Plan that is either a health care flexible spending account program or a dependent-care flexible spending account program for the duration of any calendar-year 2021 grace period and/or claims run-out period (in either case, solely as provided under the terms of such Fortive Welfare Plans), provided that such Vontier Employees will be considered to be participants solely for purposes of utilizing such grace period and/or claims run-out period; will not be allowed to make any deferral or contribution elections under such Fortive Welfare Plans for calendar year 2021 or beyond; and will cease to be participants in such Fortive Welfare Plans upon the expiration of any grace period and/or claims run-out period.

Section 3.2 U.S. Savings Plans.

(a) (i) Effective no later than the Plan Transition Date, Fortive shall cause a member of the Vontier Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code in which each Vontier Employee who participated in the Fortive Retirement Savings Plan immediately prior thereto shall be eligible to participate (the “Vontier U.S. Savings Plans”), with terms that are substantially similar to those provided by the Fortive Retirement Savings Plan immediately prior to the date on which such Vontier U.S. Savings Plans become effective (other than the ability to make additional investments in an investment fund invested primarily in Fortive Common Stock), (ii) the participation of each Vontier Employee who is a participant in the Fortive Retirement Savings Plan shall automatically cease effective upon the date on which the Vontier U.S. Savings Plans become effective, (iii) as soon as practicable after the Vontier U.S. Savings Plans become effective, Fortive shall cause the accounts (including any outstanding participant loan balances) in the Fortive Retirement Savings Plan attributable to Vontier Employees and all of the Assets in the Fortive Retirement Savings Plan related thereto to be transferred in-kind to the applicable Vontier U.S. Savings Plan and (iv) effective as of the Plan Transition Date, the Vontier U.S. Savings Plans (including all applicable accounts and underlying Assets) shall be transferred to Vontier and Vontier shall thereafter fully pay, perform and discharge, all obligations thereunder.

(b) Effective no later than the Plan Transition Date, Fortive shall transfer to Vontier the Fortive Union Retirement Savings Plan and Vontier shall thereafter fully pay, perform and discharge all obligations thereunder, including for those obligations associated with the Assets and Liabilities under the Fortive Union Retirement Savings Plan in respect of any Former Vontier Service Provider whose account balance remained in the Fortive Union Retirement Savings Plan prior to its transfer to Vontier.

(c) The respective investment committees and other fiduciaries of the Vontier U.S. Savings Plans and the Fortive U.S. Savings Plans shall determine (i) the period of time, if any, following the adoption of the Vontier U.S. Savings Plans and following the transfer of the Fortive Union Retirement Savings Plan from Fortive to Vontier, during which Vontier Employees and Fortive Employees may receive distributions in kind from, respectively, the Vontier U.S. Savings Plans and the Fortive U.S. Savings Plans, if, and to the extent, investments under such plans are comprised of Vontier Common Stock or Fortive Common Stock, and (ii) the extent to which and when Fortive Common Stock (in the case of the Vontier U.S. Savings Plans and the Fortive Union Retirement Savings Plan following its transfer to Vontier) and Vontier Common Stock (in the case of the Fortive Retirement Savings Plan) shall cease to be investment alternatives of the respective plans.

(d) Fortive shall retain all accounts and all Assets and Liabilities relating to the Fortive Retirement Savings Plan in respect of each Former Vontier Service Provider; provided that if any Vontier Employee whose account balance is transferred from the Fortive Retirement Savings Plan to the applicable Vontier U.S. Savings Plan as set forth in Section 3.2(a) thereafter terminates employment prior to the Plan Transition Date, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the applicable Vontier U.S. Savings Plan.

Section 3.3 Supplemental and Foreign Retirement Plans. From and after the Effective Time, Vontier shall, or shall cause one or more members of the Vontier Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities under the Gilbarco SERP and the Foreign Retirement Plans, in each case, whenever incurred.

Section 3.4 Deferred Compensation Plans.

(a) (i) Effective as of the Plan Transition Date, Vontier shall or shall cause a member of the Vontier Group to have in effect a non-qualified deferred compensation plan for the benefit of each Vontier Employee that is eligible to participate in the Fortive EDIP immediately prior to the Plan Transition Date (each, a “Vontier EDIP”) with terms that are substantially similar to those provided to the applicable Vontier Employee under the Fortive EDIP immediately prior to the date on which the Vontier EDIP becomes effective, (ii) the participation of each Vontier Employee who is a participant in the Fortive EDIP shall cease effective upon the date on which the Vontier EDIP becomes effective and (iii) each such Vontier Employee shall become a participant in the Vontier EDIP and all contributions that otherwise would have been made to the Fortive EDIP on or after the Plan Transition Date shall instead be applied to the Vontier EDIP.

(b) Effective as of the Plan Transition Date, (i) the account balances of each Vontier Employee under the Fortive EDIP shall be transferred to the Vontier EDIP and Vontier shall or shall cause a member of the Vontier Group to fully perform, pay and discharge all obligations of the Fortive EDIP relating to such account balances, (ii) any such account balances that are payable in shares of Fortive Common Stock shall be payable in shares of Vontier Common Stock in accordance with the terms applicable to such account balances, (iii) any such account balances that were credited with earnings based on a rate of return relating to notional shares of Fortive Common Stock shall instead be credited with earnings based on a rate of return relating to notional shares of Vontier Common Stock and (iv) notional shares of Fortive Common Stock and any shares of Fortive Common Stock in a deferred share account shall be adjusted in the same manner as set forth in Section 4.2 as if such shares or notional shares of Fortive Common Stock were Fortive Time-Based Restricted Stock Units.

(c) Fortive shall retain (i) all Assets relating to the Fortive EDIP in respect of Fortive Employees, Vontier Employees and Former Vontier Service Providers (including any Assets relating to corporate owned life insurance policies) and (ii) all Liabilities in respect of each Former Vontier Service Provider in respect of the Fortive EDIP.

Section 3.5 Non-U.S. Plans. Notwithstanding any provision of this Agreement to the contrary other than as set forth in this Section 3.5 or Section 1.1, the treatment of each Fortive Benefit Arrangement and Vontier Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Conveyancing and Assumption Instrument; provided that if the treatment of any such Non-U.S. Plan is not specifically covered by such Conveyancing and Assumption Instrument, then unless otherwise agreed by the Parties, (i) Vontier shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Vontier Employees, Vontier Independent Contractors and Former Vontier Service Providers, whenever incurred, (ii) Fortive shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Fortive Employees, whenever incurred, and (iii) the Parties shall agree on the extent to which any Assets held in respect of such Non-U.S. Plans shall be transferred to Vontier.

Section 3.6 Chargeback of Certain Costs. Nothing contained in this Agreement shall limit Fortive’s ability to charge back any Liabilities that it incurs in respect of any Fortive Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of Fortive Stock Options. Each Fortive Option that is outstanding immediately prior to the Distribution Date and that is held by a Vontier Employee who continues in employment through the Distribution Date, whether vested or unvested, shall automatically be assumed by Vontier at the Distribution Date (each, a “Vontier Option”) and shall continue to have, and be subject to, the same terms and conditions (including the term, exercisability and vesting schedule) as were applicable to the corresponding Fortive Option immediately prior to the Distribution Date, except that each Vontier Option shall (i) relate to a number of shares of Vontier Common Stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of shares of Fortive Common Stock issuable upon the exercise of the corresponding Fortive Option immediately prior to the Distribution Date and (y) the Equity Award Adjustment Ratio and (ii) have a per-share exercise price (rounded up to the nearest whole cent, subject to Section 4.4(a)) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Fortive Option by (y) the Equity Award Adjustment Ratio.

Section 4.2 Treatment of Fortive Time-Based Restricted Stock Units. Each Fortive Restricted Stock Unit that is outstanding immediately prior to the Distribution Date and that is held by a Vontier Employee who continues in employment through the Distribution Date, whether vested or unvested, shall automatically be assumed by Vontier at the Distribution Date (each, a “Vontier Time-Based Restricted Stock Unit”) and shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Fortive Time-Based Restricted Stock Unit immediately prior to the Distribution Date, except that each grant of Vontier Time-Based Restricted Stock Units shall (i) relate to that number of shares of Vontier Common Stock (with each discrete grant rounded up to the nearest whole share, subject to Section 4.4(a)) equal to the product of (x) the number of shares of Fortive Common Stock that were issuable upon the vesting of such Fortive Time-Based Restricted Stock Units immediately prior to the Distribution Date and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting solely based upon the satisfaction of any applicable continued employment requirements that apply to the corresponding Fortive Time-Based Restricted Stock Units immediately prior to the Distribution Date.

Section 4.3 Vontier Stock Plan. Effective as of the Effective Time, Vontier shall have adopted the Vontier Corporation 2020 Omnibus Incentive Plan (the “Vontier Stock Plan”), which shall permit the grant and issuance of equity incentive awards denominated in Vontier Common Stock as described in this Article IV.

Section 4.4 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, (i) if the treatment set forth in this Article IV would cause adverse Tax consequences to any Vontier Employee located outside of the United States, the Parties shall use their reasonable best efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences, to the extent practicable; and (ii) each discrete grant of Vontier Time-Based Restricted Stock Units held by a Vontier Employee located in Canada or France shall in all events be rounded down to the nearest whole share.

(b) The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(c) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Cash Incentive Programs. For any Fortive cash incentive or sales commission performance period that has not concluded as of the date on which the employment of the applicable Vontier Employees is transferred to Vontier (the “Open Incentive Obligations”), Vontier shall provide that each applicable Vontier Employee shall continue to be eligible to receive a cash incentive bonus or sales commission payment in accordance with the same terms and conditions as applied to such Vontier Employee under the corresponding Fortive incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted (if applicable) by the Compensation Committee of the Fortive Board of Directors to the extent necessary to reflect the transactions contemplated by the Separation Agreement; provided that in no event shall the aggregate incentive amounts paid to the applicable Vontier Employees in respect of such applicable period be less than the Accrued Incentive Amount. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, (i) Fortive shall not transfer assets in respect of the Accrued Incentive Amount or the Open Incentive Obligations and (ii) effective as of the date on which the employment of the applicable Vontier Employees is transferred to Vontier, Vontier shall assume all Liabilities and obligations in respect of the Accrued Incentive Amount and the Open Incentive Obligations.

Section 5.2 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Law, Vontier shall (i) credit each Vontier Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Vontier Employee had with the Fortive Group as of immediately before the date on which the employment of the Vontier Employee transfers to Vontier and (ii) permit each such Vontier Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Vontier Employee would have been so permitted under the terms and conditions of the applicable Fortive policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable Fortive policies in effect for that year in which the transfer of employment occurs).

Section 5.3 Workers’ Compensation Liabilities. Effective no later than the Effective Time, Vontier shall assume all Liabilities for Vontier Employees, Vontier Independent Contractors and Former Vontier Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Effective Time but not reported until after the Effective Time), and Vontier shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if Vontier is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law, Fortive shall retain such Liabilities and Vontier shall reimburse and otherwise fully indemnify Fortive for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 5.4 COBRA Compliance in the United States. Effective as of the Plan Transition Date, Vontier shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of the Vontier Welfare Plans, with respect to Vontier Employees or Vontier Former Service Providers who incurred a COBRA qualifying event under a Vontier Welfare Plan at any time on or before the Plan Transition Date and/or any COBRA qualifying event in connection with the transactions described in the Separation Agreement. Vontier shall also be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Vontier Welfare Plans with respect to Vontier Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Vontier Welfare Plans at any time after the Plan Transition Date.

Section 5.5 Retention Bonuses. Any retention bonuses payable to any Vontier Employees that relate to the transactions contemplated by the Separation Agreement and become payable after the date on which the employment of the Vontier Employee transfers to Vontier shall be assumed by Vontier as of the date of such transfer and Vontier shall pay all amounts payable thereunder to the applicable Vontier Employees in accordance with the terms thereof.

Section 5.6 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.7 Payroll Taxes and Reporting; CARES Act.

(a) The Parties shall, to the extent practicable, (i) treat Vontier or a member of the Vontier Group as a “successor employer” and Fortive (or the appropriate member of the Fortive Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Vontier Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Vontier Employee for the calendar year in which the Effective Time occurs.

(b) Effective as of the Effective Time (or, if later, the applicable Delayed Transfer Date), Vontier shall, or shall cause one or more members of the Vontier Group to, assume all Liabilities in respect of the payment of any employment taxes that have been delayed pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) with respect to any Vontier Employee or Former Vontier Service Provider, and, if applicable, shall timely reimburse Fortive in accordance with Section 2.3(c) for any such amounts that are required to be paid by Fortive in accordance with applicable Law. Fortive shall retain the benefit of any tax credit allowed pursuant to Section 2301 of the CARES Act with respect to any “qualified wages” (as defined in the CARES Act) paid to any Vontier Employee or Former Vontier Service Provider after March 12, 2020 and prior to the Effective Time (or, if later, the applicable Delayed Transfer Date).

Section 5.8 Regulatory Filings. Subject to applicable Law and the Tax Matters Agreement, Fortive shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Fortive shall provide data and information (to the extent permitted by applicable Laws) to Vontier, which shall be responsible for making such filings in respect of Vontier Employees.

Section 5.9 Disability.

(a) To the extent any Vontier Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a Fortive Welfare Plan, such Vontier Employee’s rights to continued short-term disability benefits (a) will end under any Fortive Welfare Plan as of the Plan Transition Date; and (b) all remaining rights will be recognized under a Vontier Welfare Plan as of the Plan Transition Date, and the remainder (if any) of such Vontier Employee’s short-term disability benefits will be paid by a Vontier Welfare Plan. In the event that any Vontier Employee described above shall have any dispute with the short-term disability benefits they are receiving under a Vontier Welfare Plan, any and all appeal rights of such employees shall be realized through the Vontier Welfare Plan (and any appeal rights such Vontier Employee may have under any Fortive Welfare Plan will be limited to benefits received and time periods occurring prior to the Plan Transition Date).

(b) For any Former Vontier Service Provider who is, as of the Effective Time, receiving payments as part of any long-term disability program that is part of a Fortive Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent such Former Vontier Service may have any “return to work” rights under the terms of such Fortive Welfare Plan, such Former Vontier Service Provider’s eligibility for re-employment shall be with Vontier or a member of the Vontier Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by Vontier or the applicable member of the Vontier Group), provided however that, notwithstanding the foregoing, no Former Vontier Service Provider described in this subsection will be eligible for re-employment as described in this subsection after the first anniversary of the Effective Time.

Section 5.10 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Fortive Group or transferred to or assumed by the Vontier Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Fortive Benefit Arrangement or Vontier Benefit Arrangement or to prohibit any member of the Fortive Group or Vontier Group, as the case may be, from amending, modifying or terminating any Fortive Benefit Arrangement or Vontier Benefit Arrangement at any time within its sole discretion.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Fortive, Vontier or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Effective Time, Fortive and Vontier shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Fortive and Vontier) to which any employee or director of the Fortive Group or the Vontier Group or any Fortive Benefit Arrangement or Vontier Benefit Arrangement is a party and which relates to a Fortive Benefit Arrangement or Vontier Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Vontier Employees under Fortive Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Vontier Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Vontier Employee.

Section 6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Vontier Employee or other current or former employee, officer, director or contractor of the Fortive Group or Vontier Group, other than the Parties and their respective successors and assigns.

Section 6.7 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Vontier Employee or other former, current or future employee of the Fortive Group or Vontier Group under any Benefit Arrangement of the Fortive Group or Vontier Group.

Section 6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Vontier Employees, Former Vontier Service Providers and employees and other service providers of Fortive, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement. This Agreement and the Separation Agreement, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 7.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

To Fortive:

Fortive Corporation

6920 Seaway Blvd.

Everett, WA 98203

Attn: General Counsel

Facsimile: (425) 446-5007

E-mail: Peter.Underwood@fortive.com

To Vontier:

Vontier Corporation

5420 Wade Park Boulevard, Suite 206

Raleigh, NC 27607

Attn: General Counsel

Facsimile: (336) 292-8871

E-mail: Katie.rowen@vontier.com

Section 7.5 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 7.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Fortive, an Affiliate of Fortive, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8 Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution Date by and in the sole discretion of Fortive without the approval of Vontier or the stockholders of Fortive. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Fortive and Vontier.

Section 7.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.11 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.13 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.14 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.15 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.16 No Admission of Liability. The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Fortive and Vontier and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Fortive or Vontier.

Section 7.17 Tax Matters. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Fortive to Vontier or (ii) a distribution by Vontier to Fortive, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTIVE CORPORATION

By:	/s/ Rajesh Yadava
Name: Rajesh Yadava
Title: Vice President, Treasurer

VONTIER CORPORATION

By:	/s/ Kathryn K. Rowen
Name: Kathryn K. Rowen
Title: Senior Vice President, General Counsel

[Employee Matters Agreement Signature Page]